Exhibit 99.1
Press Release	Source: PacificNet, Inc.

PACT Provides Market Update
Thursday April 10, 3:46 pm ET

BEIJING, April 10 /Xinhua-PRNewswire-FirstCall/ -- PacificNet, Inc. (Nasdaq: PACT - News), a leading provider of gaming technology, Customer Relationship Management (CRM) and e-commerce in China, announced the following market updates today:

1. PACT expects to report Q4 and Fiscal Year 2007 earnings on April 29, 2008, and will hold a conference call to discuss the results and business outlook for 2008. The Company will announce details on these events as the company completes its annual audit. The company filed a Notification of Late Filing on Form 12b-25 with the SEC regarding its upcoming annual report on Form 10-K due to the significant increase in its scale of operations and a greater number of accounts to consolidate as a result of recent acquisitions, resulting in possible late filing, concurrent with its earning call mentioned above.

2. PACT announced the appointment of Phillip Wong as Chief Financial Officer effective immediately. Mr. Phillip Wong, age 57, has over 20 years of hands-on China business experience, including financial and lottery gaming experience. Mr. Wong has served as president of Shenzhen G-Lot Technology Limited, a leading provider of lottery technology and systems in China serving the Welfare and Sports Lottery markets. Mr. Wong was formerly the General Manager of a listed company in Hong Kong (Jademan - Culturecom: HK Stock Code 0343.HK). Mr. Wong has a Post Graduate Diploma in General Management from Macquarie University of Australia. He is also a Fellow of the Chartered Institute of Management Accountants of the UK since 1986 as well as a Fellow of the Hong Kong Institute of Certified Public Accountants. Mr. Wong was awarded the Ten Outstanding Young Persons' Award in Hong Kong and was elected Vice-Chairman of the Ten Outstanding Young Persons Association in the late 1980's. Before the transfer of sovereignty of Hong Kong back to China in 1997, Mr. Wong was the Convener of the Economic Sub-group of the Basic Law Drafting Committee of the Hong Kong Management Association. From 1992 to 2002, Mr. Wong was a Committee Member of the Chinese Political Party's Consultative Committee of Zengcheng City, Guangdong.

Mr. Daniel Lui, CFO of PACT since February 2007, has announced his new position as the CFO of JA Solar Holdings Co. (Nasdaq: JASO - News) effective May 10, 2008. Mr. Lui has agreed to continue to serve PACT as a consultant to assist with the annual audit, financial and internal control issues and to ensure smooth transition. We congratulate Mr. Lui and wish him the best in his new position at JA Solar.

3. PACT reports new gaming machine sales and deliveries to leading gaming operators in Macau, China, and to Philippines. Further details of the sales were not disclosed for competitive reasons.

4. As of today, PACT has not received the agreed upon shares of Octavian International Limited due to certain regulatory delays in Cypress government which is the jurisdiction that administers the share registration and transfer of Emperor Limited, the legal owner of Octavian. Accordingly, the acquisition of Octavian International Limited (as previously described in a Form 8-K filing dated Jan 28, 2008) has not been completed.

5. PACT expects to report a loss for FY2007 due to certain write-offs and provision for bad debt related to its legacy telecom operation. Due to the traditional slow season in the first quarter of the year, PACT expects to incur a one-time non-recurring loss in Q1 2008, after taking into account of certain one-time non-recurring write-offs, and merger and acquisition related expenses.

6. The board of directors and management team have approved PacificNet's new strategy to focus on the rapidly growing gaming market in greater China, Macau, and Asia. With the help of professional financial advisors and bankers, PacificNet will be seeking strategic alternatives for our low-margin telecom business units which may include sales, disposition, spin-offs and mergers. PACT's goal is to streamline our operation, downsize the non-performing legacy operations, and simplify our business strategy with an emphasis on our new focus on gaming technology development. In recent board and management meetings, we evaluated the early success of our gaming technology operation and were satisfied with the rapid progress and financial performance of the gaming operation, and we agreed to speed up the process to sell off legacy telecom assets in order to improve the cash position of the Company. PACT reiterated that the Company intends to refinance the $8 million Convertible Subordinated Debentures consummated on March 13, 2006, and is actively evaluating specific refinancing alternatives.

7. As described in a recent press release, three holders of PACT's Convertible Subordinated Debentures filed an involuntary petition for Chapter 11 relief in federal bankruptcy court late Saturday, March 22nd in Wilmington, DE. The Company has retained counsel to oppose the filing because the petition fails to meet the standard for invoking an involuntary bankruptcy and fails to take into consideration other agreements between the Company and the petitioning creditors. The Company intends to vigorously oppose the petition and move for dismissal of the filing, and if successful will seek damages and attorney fees. Subsequently, PACT also received default notice from all but one of the bondholders including Iroquois Master Fund Ltd., Alpha Capital AG, Whalehaven Capital Fund Limited, DKR Soundshore Oasis Holding Fund Ltd., Basso Fund Ltd., Basso Multi-Strategy Holding Fund Ltd., and Basso Private Opportunities Holding Fund Ltd. from the same Convertible Subordinated Debentures related to the private offering of $8,000,000 principal amount variable debentures consummated on March 13, 2006, and due March 2009. Please refer to the original Form 8-K filing on March 13, 2006 in which PACT consummated a private offering of $8,000,000 principal amount variable debentures due March 2009 (the "Debentures") at an initial fixed conversion price of $10.00, and warrants to purchase up to 400,000 shares of the Registrant's common stock exercisable for a period of 5 years at an exercise price of $12.20 per share (the "Warrants") with several institutional investors listed above.

PACT has retained counsel to oppose the above petition. The amounts on the debts in quest are as follows: Iroquois Master Fund Ltd. $2.5 million, Whalehaven Capital Fund Limited $958,000, Alpha Capital AG $685,000 DKR Soundshore Oasis Holding Fund Ltd $960,000, and Basso Fund Ltd., Basso Multi- Strategy Holding Fund Ltd., and Basso Private Opportunities Holding Fund Ltd., a combined amount of $500,000.

About PACT

PacificNet (PACT) is a leading provider of gaming and mobile game technology worldwide with a focus on emerging markets in Asia, Latin America and Europe. PacificNet's gaming products are localized to their specific markets creating an enhanced user experience for players and larger profits for operators. PacificNet's gaming products include multi-player electronic table games such as baccarat, sicbo and fish-prawn-crab, roulette machines, Server-Based Games (SBG) with multiple client betting stations, slot and bingo machines, Video Lottery Terminals (VLTs), Amusement With Prizes (AWP) machines, gaming cabinet and client/server system designs, online i-gaming software design, and multimedia entertainment kiosks as well as the Octavian line of casino management software, hardware and games. PacificNet's gaming clients include the leading hotels, casinos, and gaming operators in Macau, Europe and elsewhere around the world. PacificNet also maintains legacy subsidiaries in the call center and ecommerce business in China. PacificNet employs about 1,500 staff in its various subsidiaries with offices in the US, Hong Kong, Macau, China. For more information please visit http://www.PacificNet.com ..

For more information, please contact:

PacificNet USA office:
Jacob Lakhany
Tel:   +1-605-229-6678
Email: investor@pacificnet.com

Source: PacificNet, Inc.